Exhibit 99.1

NEWS

FOR RELEASE: January 18, 2011

Charter Names Two New Directors to Board

New directors appointed following conversion of Class B shares to Class A shares

St. Louis, Missouri – Charter Communications, Inc. (NASDAQ:CHTR) announced today that itsBoard of Directors has voted to convert all 2,241,299 shares of Class B common stock of Charter held by Paul G. Allen into the same number of shares of Class A common stock of Charter (the “Conversion”).

The Conversion was effective on January 18, 2011. As a result of the Conversion, Mr. Allen no longer has a 35% voting interest associated with the Class B common stock and no longer has the right to appoint four members of the Board of Directors.

Following the Conversion, William L. McGrath and Christopher M. Temple, two of the directors previously appointed by Mr. Allen, resigned from the Board. The Board has appointed Edgar Lee and Stan Parker to fill the vacancies resulting from those resignations. The Board also appointed John D. Markley, Jr. as a member of the Audit Committee to fill the vacancy resulting from Mr. Temple’s resignation and appointed Messrs. Lee and Parker to fill the vacancies on the Nominating and Corporate Governance Committee resulting from Mr. McGrath’s resignation from the Board and from Mr. Markley’s resignation from the Nominating and Corporate Governance Committee.

“It has been a pleasure serving on the Board with Bill and Chris.  My fellow directors and I, along with Charter’s leadership team, appreciate their sound counsel and hope to have the opportunity to work with them again in the future," said Eric L. Zinterhofer, Chairman of the Board. "Stan and Edgar are highly regarded business leaders, and I’m confident the financial expertise they bring to the Board will be invaluable as Charter executes its strategy for long-term growth."

Mr. Lee is Senior Vice President of Oaktree Capital Management, L.P. He was previously an Associate Director in the TMT Investment Banking division of UBS Investment Bank and was an Associate in the Fixed Income Division at Lehman Brothers Inc.

Mr. Parker is a senior partner of Apollo Global Management LLC. Prior to that, he worked in the Financial Entrepreneurs Group within the Investment Banking Division of Salomon Smith Barney, Inc. Mr. Parker serves on the board of directors of AMC Entertainment Inc., AMC

Entertainment Holdings, Inc., Affinion Group, CEVA Logistics and Momentive Performance Materials.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TVTM video entertainment programming, Charter InternetTM access, and Charter PhoneTM. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

Contact:

Media:                                                      Analysts:
Anita Lamont                                        Mary Jo Moehle
314-543-2215                                          314-543-2397